Exhibit 99.1

CONTACT:	Barry Susson		Brendon Frey or
	Chief Financial Officer		Tom Ryan
	(215) 676-6000		(203) 682-8200
OR
OF:	Deb Shops, Inc.		Integrated Corporate Relations
	9401 Blue Grass Road		450 Post Road East
	Philadelphia, PA 19114		Westport, CT 06880

DEB SHOPS REPORTS FIRSTQUARTER RESULTS

-Reiterates Fiscal 2007 Guidance of $1.85 to $1.90 Per Diluted Share-

Philadelphia, PA – May 18, 2006 – Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the first quarter ended April 30, 2006.

For the first quarter of fiscal 2007, net sales increased 5.1% to $81.5 million compared to $77.5 million in the first quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $22.9 million resulting in a gross margin of 28.1% for the period. This compares to gross profit of $21.8 million and a 28.1% gross margin in the first quarter of fiscal 2006. First quarter net income was $2.7 million compared to $2.8 million in the year ago period, while diluted earnings per share was $0.19 compared to $0.20 in last year’s first quarter.

As of April 30, 2006, the Company had $118.9 million in cash and marketable securities, shareholders’ equity of $132.7 million, and no debt.

Marvin Rounick, President and CEO of Deb Shops, stated, “During the first quarter, we were able to perform on-plan and report results that were in-line with our internal projections. Sales were driven by the opening of new stores and the continued expansion of our plus-size business. We opened six new stores in the first quarter and we remain on track for net store growth of between 15 to 20 locations in fiscal 2007 compared to an average annual net store growth of seven locations over the past five years. As we approach the upcoming summer and back-to-school selling seasons, we are confident in our product assortments and merchandising strategy.”

During the first quarter of fiscal 2007, Deb Shops opened six new stores, remodeled two existing locations and closed three stores. The Company also added a net of seven plus-size departments and as of April 30, 2006, operated plus-size departments in 170 Deb Shops stores.

Barry Susson, CFO of Deb Shops added, “We are pleased with our start to the new fiscal year, particularly given the current economic environment and our strong comparable store sales performance in last year’s first quarter. Importantly, we continued to return value to our shareholders through our quarterly dividend payout, and still ended the period with $118.9 million in cash and marketable securities on our balance sheet. We move ahead focused on achieving our strategic goals and committed to delivering long-term growth and increased profitability.”

Based on management’s current outlook, Deb Shops is reiterating its fiscal 2007 guidance of sales in the range of $343 million to $348 million with a corresponding fully diluted earnings range of between $1.85 and $1.90 per share. These amounts are based on a projected low single digit comparable store sales increase and net new store growth of between 15 and 20 locations.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company currently operates 332 specialty apparel stores in 42 states under the DEB and Tops ’n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Income Statement Highlights (Unaudited)
	Three Months Ended April 30,

	2006	2005

Net sales	$81,457,556	$77,484,747
Cost of sales, including
buying and occupancy costs	58,573,389	55,682,817

Gross profit	22,884,167	21,801,930

Operating expenses:
Selling and administrative	18,255,023	17,095,260
Depreciation and amortization	1,264,148	1,366,807

	19,519,171	18,462,067

Operating income	3,364,996	3,339,863
Other income, principally interest	933,074	1,048,455

Income before income taxes	4,298,070	4,388,318
Income tax provision	1,560,000	1,628,000

Net income	$2,738,070	$2,760,318

Net income per common share
Basic	$0.19	$0.20

Diluted	$0.19	$0.20

Weighted average number of common shares outstanding
Basic	14,323,392	13,781,578

Diluted	14,352,326	13,948,925

EBITDA(1)	$4,629,144	$4,706,670

Balance Sheet Highlights (Unaudited)
	April 30, 2006	April 30, 2005

Cash and cash equivalents	$27,280,463	$32,868,176
Marketable securities	$91,500,000	$147,100,000
Merchandise inventories	$25,657,734	$25,476,107
Total current assets	$149,301,235	$209,189,345
Property, plant and equipment, net	$23,873,163	$22,700,640
Total assets	$182,667,465	$241,024,144
Total current liabilities	$38,208,140	$38,000,013
Deferred lease credits	$11,768,843	$10,783,087
Total liabilities	$49,976,983	$48,783,100
Shareholders’ equity	$132,690,482	$192,241,044

(1)EBITDA Reconciliation (Unaudited)
	Three Months Ended April 30,

	2006	2005

Net income	$2,738,070	$2,760,318
Income tax provision	1,560,000	1,628,000
Depreciation expense	1,264,148	1,366,807
Other income, principally interest	(933,074)	(1,048,455)

EBITDA	$4,629,144	$4,706,670

(1)	EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.